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Exhibit 99.1

[CITY NATIONAL CORPORATION LETTERHEAD]

January 14, 2003

NOTE: City National Corporation will host a conference call this afternoon to discuss results for the fourth quarter and year-2002. The call will begin at 2:00 p.m. PST. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (877) 313-6466. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for two weeks.

Contacts
Financial/Investors
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media
Cary Walker (City National) 213-833-4715

FOR IMMEDIATE RELEASE

City National Corporation Reports Record Net Income of
$183.1 Million and EPS of $3.56 for the Year 2002

Full-Year Net Income Increases 15 Percent On A Comparable Basis

        LOS ANGELES—City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported its seventh consecutive year of record net income. Net income totaled $183.1 million in 2002, or $3.56 per share, compared with reported net income of $146.2 million in 2001, or $2.96 per share.

        The company's 2002 net income of $183.1 million was up 15.1 percent from $159.0 million a year earlier, this latter amount having been adjusted to reflect the new accounting standards for goodwill amortization ("New GAAP"). Net income per diluted common share of $3.56 increased 10.6 percent over $3.22 on a comparable basis. Results for 2002 include the operations of Civic BanCorp ("Civic") from February 28, 2002, the date that the acquisition was completed.

        Fourth-quarter 2002 net income was $44.4 million, or $0.87 per share, compared with reported net income of $38.8 million, or $0.78 per share for the prior-year fourth quarter and $48.7 million, or $0.94 per share for the third quarter of 2002. Third-quarter 2002 results included approximately $4.6 million, or $0.09 a share in income tax benefits relating to the two previous quarters and a state tax law change. Additionally, 1.2 million common shares were repurchased in the open market and affected earnings per share for the current quarter. Fourth-quarter 2002 net income increased 5.8 percent from $42.0 million a year earlier on a comparable basis. Net income per diluted common share of $0.87 increased 2.4 percent over $0.85 on a comparable basis.

        "For the seventh consecutive year, City National achieved record net income and double-digit growth in assets, loans, noninterest income and, most dramatically, a 21 percent increase in deposits," said Chief Executive Officer Russell Goldsmith. "We also continued to invest in our business, completing the Civic Bank acquisition in the San Francisco Bay Area, opening our first office in New York City, and continuing to enhance our private client and wealth management capabilities, our technology and our outstanding personnel.

        "In sum, as City National begins its 50th year in banking, it has further strengthened its position as California's premier private and business bank," Goldsmith added.

RETURN ON ASSETS/RETURN ON EQUITY

        The company's return on average assets in 2002 was 1.68 percent, compared with, on an adjusted basis, 1.70 percent in 2001. The return on average shareholders' equity was 17.45 percent, compared with, on an adjusted basis, 19.27 percent for the prior year. For the fourth quarter of 2002, the return on average assets was 1.56 percent and the return on average shareholders' equity was 15.90 percent, compared with, on an adjusted basis, a 1.69 percent return on average assets and an 18.65 percent return on average shareholders' equity for the fourth quarter of 2001. The adjustment makes the 2001 data comparable with New GAAP. The lower return on average shareholders' equity in the current period compared with a year ago is due primarily to a higher level of shareholders' equity from increased unrealized gains on available-for-sale securities, retained net income, the shares issued for the Civic acquisition and from the exercise of stock options, net of treasury share repurchases.

ASSETS

        Total average assets reached $10.9 billion in 2002, an increase of 17 percent over $9.3 billion in 2001. For the fourth quarter of 2002, total average assets increased 15 percent to $11.3 billion, compared with $9.8 billion for the fourth quarter of 2001. Total assets at December 31, 2002 increased 17 percent to $11.9 billion from $10.2 billion at December 31, 2001.

        Total average interest-earning assets were $10.0 billion in 2002, an increase of 17 percent over $8.5 billion in 2001. Fourth-quarter 2002 total average interest-earning assets increased 15 percent to $10.4 billion, compared with $9.0 billion for the fourth quarter of 2001, and increased slightly from the third quarter of 2002.

LOANS

        Average loans rose to $7.8 billion in 2002, an increase of 17 percent over the prior year, reflecting continuing internally-generated loan growth and the acquisition of Civic. Compared with the prior-year averages, commercial loans rose 14 percent to $3.6 billion from $3.1 billion. Residential first mortgage loans rose 20 percent to $1.7 billion from $1.4 billion. Real estate mortgage loans rose 16 percent to $1.8 billion from $1.6 billion, and real estate construction loans rose 24 percent to $0.6 billion from $0.5 billion.

        Average loans for the fourth quarter of 2002 increased 13 percent to $8.0 billion from $7.0 billion for the same period in 2001. Commercial loans rose 13 percent to $3.6 billion from $3.2 billion. Residential first mortgage loans rose 11 percent to $1.7 billion from $1.6 billion. Real estate mortgage loans rose 18 percent to $1.9 billion from $1.6 billion and real estate construction loans rose 9 percent to $0.7 billion from $0.6 billion.

        Fourth-quarter 2002 average loans were essentially flat compared with the preceding quarter in 2002 in light of economic conditions and continued emphasis on credit quality and portfolio management.

        Total loans at December 31, 2002 reached $8.0 billion, an increase of 12 percent, compared with $7.2 billion at December 31, 2001, and increased slightly from September 30, 2002. Subsequent to September 30, 2002, management split its media and telecommunication portfolio into purchased syndicated and originated middle-market portfolios. The company's December 31, 2002 purchased syndicated media and telecommunication loan portfolio contains 21 loans with commitment and outstanding balances of $108.1 million and $71.3 million, respectively, or just slightly less than 1 percent of the loan portfolio. These balances were down from the comparable balances of $112.1 million and $78.5 million, respectively, as of September 30, 2002. At December 31, 2002 the originated middle-market media and telecommunication portfolio had commitments of $54.2 million and outstanding balances of $36.4 million, compared with comparable commitments of $49.9 million and outstanding balances of $33.4 million as of September 30, 2002. In addition, two remaining media and telecommunication available-for-sale loans with commitment and outstanding balances of $23.8 million and $17.7 million, respectively, as of December 31, 2002 are included in other assets.

        In light of the current condition of the economy and continued emphasis on credit quality and portfolio management, average loan growth for 2003 is currently expected to be in the range of 6 percent to 8 percent.

DEPOSITS

        Average deposits were $8.6 billion in 2002, an increase of 22 percent over 2001. During the fourth quarter of 2002, average deposits increased 23 percent to $9.3 billion, compared with $7.6 billion for the same period a year ago, and increased 6 percent over the third quarter of 2002.

        During 2002, average core deposits, which include all deposits except time deposits of $100,000 or more, rose to $7.4 billion, an increase of 32 percent over the $5.6 billion reported in 2001. For the fourth quarter of 2002, average core deposits increased 33 percent to $8.2 billion over the $6.2 billion reported for the same period in 2001, and increased 8 percent over the third quarter of 2002. Average core deposits represented 86 percent and 88 percent of the total average deposit base for the year and fourth quarter 2002, respectively, compared with 79 percent and 82 percent for the year and fourth quarter of 2001. New clients, the acquisition of Civic, and higher existing client balances maintained as deposits to pay for services, contributed to the growth of deposits.

        Deposits totaled $9.8 billion at December 31, 2002, compared with $8.1 billion at December 31, 2001 and $9.1 billion at September 30, 2002, increases of 21 percent and 8 percent, respectively. Historically the company's deposits experience a seasonal increase at year-end.

        In light of the extraordinary growth in average deposits in 2002 and economic conditions anticipated for 2003, management currently expects growth in average deposits year-over-year to be in the range of 5 percent to 7 percent for 2003.

NET INTEREST INCOME

        Fully taxable-equivalent net interest income for the year 2002 was $530.1 million, an increase of 18 percent over $447.8 million for the year 2001. For the fourth quarter 2002, fully taxable-equivalent net interest income increased 16 percent to $135.2 million over the $116.6 million reported for the fourth quarter of 2001. Interest income recovered on nonaccrual and charged-off loans included above was $2.3 million and $0.9 million for the year and fourth quarter of 2002, respectively, compared with $4.3 million and $0.7 million for the year and fourth quarter of 2001.

        As part of the company's long standing asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings added $32.2 million to net interest income in 2002, compared with $15.0 million in 2001. These amounts included $14.4 million and $6.0 million, respectively, for interest swaps qualifying as fair-value hedges. For the fourth quarter 2002, interest rate swaps added $7.6 million to net interest income, compared with $6.5 million in the fourth quarter of 2001 and $8.2 million for the third quarter of 2002. This included $3.8 million, $2.1 million and $3.7 million for the fourth quarter of 2002 and 2001 and the third quarter of 2002, respectively, for interest rate swaps qualifying as fair-value hedges. Income from swaps qualifying as cash-flow hedges was $17.8 million for 2002 and $3.8 million for the fourth quarter. These amounts compare to $9.0 million for 2001 and $4.4 million and $4.5 million for the fourth quarter of 2001 and the third quarter of 2002. Income from existing swaps qualifying as cash flow hedges of loans expected to be recorded in net interest income within the next 12 months is $8.5 million.

        The fully taxable-equivalent net interest margin in 2002 was 5.30 percent, compared with 5.26 percent for 2001. The fully taxable-equivalent net interest margin for the fourth quarter of 2002 was 5.17 percent, compared with 5.12 percent for the fourth quarter of 2001 and 5.35 for the third quarter of 2002. The increases over the same periods in 2001 are primarily due to a more stable interest rate environment in 2002. The Federal Reserve lowered rates 11 times during 2001, compared with once in 2002. The Bank's prime rate was 4.25 percent as of December 31, 2002, compared with 4.75 percent a year earlier. The 18 basis points decline in the margin from the third quarter to the fourth quarter of 2002 is primarily attributable to the 50 basis points decline in the prime rate on November 7, 2002 and higher Federal funds sold during the fourth quarter.

        Based on expectations for loan and deposit growth, and economic conditions anticipated for 2003, management currently expects the net interest margin for 2003 to be in the range of 5.15 percent to 5.25 percent.

NONINTEREST INCOME

        Core noninterest income, which excludes gain on sale of securities and gain (loss) on sale of loans and assets/debt repurchase, increased 13 percent to $144.9 million for the year 2002 compared with $127.6 million for 2001. For the fourth quarter 2002, core noninterest income increased 7 percent to $37.3 million, compared with $34.9 million for the fourth quarter of 2001, and increased 2 percent from the $36.7 million for the third quarter of 2002.

        Assets under administration at December 31, 2002 totaled $19.5 billion, including $7.4 billion under management, compared with $18.8 billion and $7.7 billion, respectively, at December 31, 2001. This year-over-prior-year increase in assets under administration is due to continued strong new sales. The reduction in assets under management is primarily attributable to lower balances in money market accounts. New business in all other categories, aided by overall positive relative investment performance, offset the decline in asset values caused by lower market values. Trust and investment fee revenues for the year and the fourth quarter of 2002 rose 5 percent compared with the prior-year periods.

        Cash management and deposit transaction fees for the year 2002 increased 32 percent over 2001 as the result of strong growth in deposits, higher sales of cash management products, and the impact on fees of a reduction in the earnings credit on analyzed deposit accounts. Cash management and deposit transaction fees for the fourth quarter of 2002 were higher than the third quarter, reflecting the accrual for annual fees billed in arrears. The increase in international services over the prior year and prior-year quarter was partially attributable to additional entertainment and middle-market commercial international business.

        Gains (losses) on the sale of loans, assets and the repurchase of debt and gains on the sale of securities for the year and fourth quarter of 2002 amounted to a $1.4 million gain and $0.1 million gain, respectively, compared with a $4.8 million gain and $1.0 million gain for the same periods in 2001.

        Noninterest income for the year was 22 percent of total revenues, compared with 23 percent for 2001, largely as a result of net interest income growth exceeding noninterest income growth.

        Management currently expects growth in noninterest income to be in the range of 6 percent to 8 percent for 2003.

NONINTEREST EXPENSE

        After excluding amortization of goodwill from prior-year reported periods, noninterest expense in 2002 increased 11 percent to $332.6 million, compared with $300.5 million for 2001. On a comparable basis, noninterest expense for the fourth quarter of 2002 was $88.5 million, an increase of 15 percent from $77.2 million for the fourth quarter of 2001 and 7 percent from $82.4 million for the third quarter of 2002. The increase over the prior-year periods was primarily the result of the company's growth, including the acquisition of Civic, and costs associated with additional colleagues. The increase from the third quarter to the fourth quarter of 2002 was primarily attributable to collection activities, the opening of the new office in New York City, and the upgrading of facilities and technological systems.

        The company's efficiency ratio in 2002 was 49.20 percent, compared with 51.86 percent for 2001 on a comparable basis. The improvement over the prior-year period was driven by both increased revenues and the company's ongoing efforts to improve efficiency and productivity.

        Consistent with management's commitment to disciplined expense control while prudently investing in the company's long term growth, it is currently anticipated that 2003 noninterest expense will increase in the range of 4 percent to 6 percent over 2002.

INCOME TAXES

        The 2002 effective tax rate was 30.1 percent, compared with 33.0 percent for 2001. The lower effective tax rates in 2002 reflect the conversion of the company's former regulated investment company to a real estate investment trust, a $1.6 million benefit from a change in state tax law concerning the tax treatment of loan loss reserves, and the realization of a capital loss resulting from the issuance and subsequent sale of an additional series of preferred stock by one of the company's real estate investment trust subsidiaries.

        Management currently anticipates the company's effective tax rate for 2003 to be within a range of 31 percent to 33 percent due to the absence in 2003 of certain tax benefits recorded in 2002.

CREDIT QUALITY

        Net loan charge-offs were $54.1 million and $27.6 million for the years 2002 and 2001, respectively. Net loan charge-offs for the fourth quarter of 2002 and 2001 were $12.2 million and $5.4 million, respectively. As a percentage of average loans, net charge-offs were 0.69 percent and 0.41 percent for the years 2002 and 2001, respectively.

        Total nonperforming assets (nonaccrual loans and ORE) were $72.0 million, or 0.90 percent of total loans and ORE, at December 31, 2002, compared with $38.6 million, or 0.54 percent, at December 31, 2001 and $50.6 million, or 0.64 percent, at September 30, 2002. Purchased syndicated media and telecommunication loans on nonaccrual status consisted of 5 loans totaling $15.9 million at December 31, 2002, compared with 4 loans totaling $13.6 million at September 30, 2002.

        The company recorded a provision for credit losses of $67.0 million and $17.5 million for the year and fourth quarter of 2002, respectively, compared with $35.0 million and $11.0 million for the same periods in 2001. The provision for credit losses in the third quarter of 2002 was $20.5 million. The provision for credit losses primarily reflects management's ongoing assessment of the credit quality of the portfolio and the general economic environment during this period. Additional factors affecting the provision include net loan charge-offs, nonaccrual loans and growth in the portfolio.

        The allowance for credit losses at December 31, 2002 totaled $164.5 million, or 2.06 percent of outstanding loans. This compares with an allowance of $142.9 million, or 2.00 percent at December 31, 2001 and an allowance of $159.2 million, or 2.00 percent at September 30, 2002. The allowance for credit losses as a percentage of nonaccrual loans was 231 percent at December 31, 2002, compared with 370 percent at December 31, 2001 and 317 percent at September 30, 2002. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at December 31, 2002.

        The provision for credit losses to be taken in 2003 will reflect management's assessment of the above factors, as well as changes in the economic environment during this period. Based on its assessment of credit quality and economic indicators, management currently anticipates that a provision for credit losses for all of 2003 to be within the $60.0 million to $75.0 million range.

OUTLOOK

        Management currently expects net income per diluted common share for 2003 to be in the range of approximately 8 percent to 10 percent higher than net income per diluted common share for 2002 in light of the business indicators discussed above.

CAPITAL LEVELS

        Total risk-based capital and Tier 1 risk-based capital ratios at December 31, 2002 were 14.26 percent and 9.87 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio of 7.55 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at September 30, 2002 were 14.61 percent, 10.16 percent and 7.88 percent, respectively. The capital ratios benefited from the issuance of $17.3 million in 2002 of 8.5 percent preferred stock by real estate investment trust subsidiaries of the bank. The stock qualifies as Tier 1 capital.

STOCK REPURCHASE

        Under the modified October 26, 2000 stock buyback program of 2 million shares, 1,213,500 shares were repurchased during the fourth quarter at an average price of $43.59 per share bringing the total buyback to 1,707,500 shares at an average price of $41.83 per share. The shares purchased under the buyback program will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 1,299,312 treasury shares at December 31, 2002.

ABOUT CITY NATIONAL

        City National Corporation (NYSE: CYN) is a financial services company with $11.9 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business BankSM, City National provides banking, investment and trust services through 55 offices, including 11 full-service regional centers, in Southern California, the San Francisco Bay Area and in New York City. The company has more than $19 billion in investment and trust assets under management or administration.

        For more information about City National, visit the company's Web site at cnb.com http://www.cnb.com/.

        This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) higher-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (8) unknown economic impacts caused by the State of California's budget shortfall, and (9) economic uncertainty created by increasing unrest in other parts of the world. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

        For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended September 30, 2002, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

CITY NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET (unaudited)
(Dollars in thousands, except per share amount)

	December 31,
	2002	2001	% Change
Assets
Cash and due from banks	$497,273	$328,018	52
Federal funds sold	460,000	395,000	16
Securities	2,398,867	1,893,105	27
Loans (net of allowance for credit losses of $164,502 and $142,862)	7,834,968	7,016,344	12
Other assets	679,285	543,849	25

Total assets	$11,870,393	$10,176,316	17

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$4,764,234	$3,846,789	24
Interest-bearing deposits	5,075,464	4,284,413	18

Total deposits	9,839,698	8,131,202	21
Federal funds purchased and securities sold under repurchase agreements	266,727	171,531	55
Other short-term borrowed funds	125,125	415,125	(70)
Subordinated debt	303,795	272,236	12
Other long-term debt	65,265	194,671	(66)
Other liabilities	159,823	100,974	58

Total liabilities	10,760,433	9,285,739	16
Shareholders' equity	1,109,960	890,577	25

Total liabilities and shareholders' equity	$11,870,393	$10,176,316	17

Book value per share	$22.66	$18.50	23
Number of shares at period end	48,983,431	48,149,998	2

CITY NATIONAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME (unaudited)
(Dollars in thousands, except per share amount)

	For the three months ended December 31,			For the twelve months ended December 31,
	2002	2001	% Change	2002	2001	% Change
Interest income	$151,215	$148,050	2	$609,700	$625,248	(2)
Interest expense	(19,752)	(34,991)	(44)	(94,444)	(191,094)	(51)

Net interest income	131,463	113,059	16	515,256	434,154	19
Provision for credit losses	(17,500)	(11,000)	59	(67,000)	(35,000)	91

Net interest income after provision for credit losses	113,963	102,059	12	448,256	399,154	12
Noninterest income	37,434	35,947	4	146,293	132,384	11
Noninterest expense	(88,487)	(80,450)	10	(332,591)	(313,395)	6

Income before taxes	62,910	57,556	9	261,958	218,143	20
Income taxes	(18,491)	(18,805)	(2)	(78,858)	(71,973)	10

Net income	44,419	38,751	15	183,100	146,170	25
Amortization of goodwill	—	3,221	(100)	—	12,868	(100)

Net income—new GAAP	$44,419	$41,972	6	$183,100	$159,038	15

Net income per share, basic	$0.90	$0.81	11	$3.69	$3.05	21

Net income per share, diluted	$0.87	$0.78	12	$3.56	$2.96	20

Net income—new GAAP per share, diluted	$0.87	$0.85	2	$3.56	$3.22	11

Dividends paid per share	$0.20	$0.19	5	$0.78	$0.74	5

Shares used to compute per share net income, basic	49,489,632	48,117,183		49,562,552	47,896,091
Shares used to compute per share net income, diluted	50,773,446	49,648,577		51,389,475	49,376,423

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (unaudited)
(Dollars in thousands)

	December 31,
Period end	2002	2001	% Change
Loans
Commercial	$3,609,053	$3,247,320	11
Residential first mortgage	1,738,909	1,587,303	10
Real estate mortgage	1,934,409	1,668,114	16
Real estate construction	640,861	586,066	9
Installment	76,238	70,403	8

Total loans	$7,999,470	$7,159,206	12

Deposits
Noninterest-bearing	$4,764,234	$3,846,789	24
Interest-bearing, core	4,038,497	2,940,053	37

Total core deposits	8,802,731	6,786,842	30
Time deposits—$100,000 and over	1,036,967	1,344,360	(23)

Total deposits	$9,839,698	$8,131,202	21

Credit Quality
Nonaccrual loans and ORE
Nonaccrual loans	$71,357	$38,563	85
ORE	670	10	N/M

Total nonaccrual loans and ORE	$72,027	$38,573	87

Total nonaccrual loans and ORE to total loans and ORE	0.90	0.54	67
Loans past due 90 days or more on accrual status	$6,156	$3,615	70

	For the three months ended December 31,			For the twelve months ended December 31,
Allowance for Credit Losses	2002	2001	% Change	2002	2001	% Change
Beginning balance	$159,173	$137,239	16	$142,862	$135,435	5
Additions from acquisition	—	—	—	8,787	—	N/M
Provision for credit losses	17,500	11,000	59	67,000	35,000	91
Charge-offs	(16,590)	(11,148)	49	(64,015)	(42,579)	50
Recoveries	4,419	5,771	(23)	9,868	15,006	(34)

Net charge-offs	(12,171)	(5,377)	126	(54,147)	(27,573)	96

Ending Balance	$164,502	$142,862	15	$164,502	$142,862	15

Total net charge-offs to average loans (annualized)	(0.61)	(0.30)	103	(0.69)	(0.41)	68
Allowance for credit losses to total loans				2.06	2.00	3
Allowance for credit losses to nonaccrual loans				230.53	370.46	(38)

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (unaudited)
(Dollars in thousands)

	For the three months ended December 31,			For the twelve months ended December 31,
	2002	2001	% Change	2002	2001	% Change
Average Balances
Loans
Commercial	$3,599,985	$3,184,942	13	$3,580,293	$3,127,252	14
Residential first mortgage	1,731,487	1,553,762	11	1,704,571	1,417,443	20
Real estate mortgage	1,911,839	1,623,813	18	1,831,125	1,582,853	16
Real estate construction	651,386	595,645	9	634,074	513,184	24
Installment	76,177	69,945	9	72,590	72,583	—

Total loans	$7,970,874	$7,028,107	13	$7,822,653	$6,713,315	17

Securities	$2,117,873	$1,764,794	20	$2,002,536	$1,699,680	18
Interest-earning assets	10,375,595	9,028,587	15	9,996,998	8,520,242	17
Assets	11,312,332	9,831,716	15	10,891,575	9,328,512	17
Core deposits	8,175,534	6,168,871	33	7,399,970	5,598,110	32
Deposits	9,284,335	7,555,753	23	8,639,546	7,067,984	22
Shareholders' equity	1,108,090	892,712	24	1,049,393	825,344	27
Noninterest income
Trust and investment fee revenue	$15,980	$15,248	5	$61,277	$58,596	5
Cash management and deposit transaction fees	10,399	8,712	19	40,722	30,911	32
International services	5,034	3,862	30	18,291	15,017	22
Bank owned life insurance	731	725	1	2,860	2,860	—
Other	5,170	6,370	(19)	21,702	20,245	7

Subtotal—core	37,314	34,917	7	144,852	127,629	13
Gain (loss) on sale of loans and assets/debt repurchase	(833)	120	(794)	(1,590)	1,413	(213)
Gain on sale of securities	953	910	5	3,031	3,342	(9)

Total	$37,434	$35,947	4	$146,293	$132,384	11

Total revenue	$168,897	$149,006	13	$661,549	$566,538	17

Noninterest expense
Salaries and employee benefits	$49,431	$42,403	17	$195,652	$170,364	15

All Other
Professional	8,791	6,309	39	24,620	24,634	—
Net occupancy of premises	8,109	6,969	16	27,621	26,375	5
Information services	4,991	4,595	9	18,212	16,623	10
Marketing and advertising	3,718	3,821	(3)	13,076	12,093	8
Depreciation	3,195	3,488	(8)	13,191	13,748	(4)
Office services	2,692	2,603	3	9,752	9,396	4
Amortization of core deposit intangibles	1,976	1,404	41	7,523	5,618	34
Equipment	593	649	(9)	2,463	2,245	10
Acquisition integration	164	—	N/M	1,464	—	NM
Amortization of goodwill	—	3,221	(100)	—	12,868	(100)
Other operating	4,827	4,988	(3)	19,017	19,431	(2)

Total all other	39,056	38,047	3	136,939	143,031	(4)

Total	88,487	80,450	10	332,591	313,395	6
Less amortization of goodwill	—	(3,221)	(100)	—	(12,868)	(100)

Adjusted total	$88,487	$77,229	15	$332,591	$300,527	11

Selected Ratios
For the Period
Return on average assets	1.56%	1.56%	—	1.68%	1.57%	7
Return on average shareholders' equity	15.90	17.22	(8)	17.45	17.71	(1)
Return on average assets—new GAAP	1.56	1.69	(8)	1.68	1.70	(1)
Return on average shareholders' equity—new GAAP	15.90	18.65	(15)	17.45	19.27	(9)
Net interest margin	5.17	5.12	1	5.30	5.26	1
Efficiency ratio	51.28	52.69	(3)	49.20	54.08	(9)
Efficiency ratio—new GAAP	51.28	50.58	1	49.20	51.86	(5)
Dividend payout ratio	21.87	22.97	(5)	21.10	24.26	(13)
Period End
Tier 1 risk-based capital ratio				9.87	9.32	6
Total risk-based capital ratio				14.26	14.08	1
Tier 1 leverage ratio				7.55	7.26	4
(Released to Business Wire this date)

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  Exhibit 99.1
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENT OF INCOME
SELECTED FINANCIAL INFORMATION